STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the "Agreement") is entered into as of July 24, 2018 (the "Effective Date") by and between TYG Solutions Corp., a Delaware corporation ("Issuer" or "TYYG") and Cross & Company, a Nevada corporation ("Purchaser"), with reference to the following facts:

RECITALS

A. TYYG desires to issue and sell to Purchaser 2,030,000 shares of its common stock (the "TYYG Shares"); and

B. Purchaser desires to acquire the TYYG Shares from the Issuer under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1. Representations and Warranties. Purchaser is an "accredited investor" (or a corporation or entity not formed for the purpose of investing in Issuer) as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

2. Purchase Price. Purchaser shall acquire the TYYG Shares at a price of $.10 per share for a total price of $203,000 (the "Purchase Price"). Payment for the TYYG Shares will be made by check or wire payable to the Issuer.

3. Covenants.

(a) Issuer covenants that it is authorized and has received all necessary approvals to issue the TYYG Shares.

(b) Issuer covenants that promptly after issuing the TYYG Shares that it shall file an S-1 registration statement with the SEC to have the TYYG Shares registered.

4. Choice of Law; Venue. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California and the federal law of the United States without reference to principles of conflicts of law. The parties agree that, in the event of any dispute arising out of this Agreement or the transactions contemplated thereby, venue for such dispute shall be in the state or federal courts located in San Diego, California, and that each party hereto waives any objection to such venue based on forum non conveniens.

5. Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so

modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

6. Further Assurances. Each party shall perform or cause to be performed any further acts and execute and deliver any documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

7. Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first written above.

ISSUER:
TYG Solutions Corp.,
a Delaware corporation

By: ______________________________
Robert T. Malasek, CEO

PURCHASER:
Cross & Company,
a Nevada corporation

By: ______________________________
James R. Arabia, President